UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2010

VISANT CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	333-120386	90-0207604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street Armonk, New York 10504	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 17, 2010, Visant Corporation (“Visant”) issued a press release announcing that it priced $750.0 million aggregate principal amount of 10.00% senior notes due 2017 (the “Notes”) in a private placement.

In conjunction with the closing of the Notes offering, which is expected to occur on September 22, 2010, (1) Visant Holding Corp., the indirect parent of Visant, expects to consummate the initial acceptance and payment with respect to its previously announced cash tender offers and consent solicitations to purchase for cash any and all of its outstanding 10.25% Senior Discount Notes due 2013 and its outstanding 8.75% Senior Notes due 2013, (2) Visant expects to consummate the initial acceptance and payment with respect to its previously announced cash tender offer and consent solicitation to purchase for cash any and all of its outstanding 7.625% Senior Subordinated Notes due 2012 and (3) Visant expects to terminate its existing senior secured credit facilities and enter into new senior secured credit facilities consisting of an expected $1,250.0 million term loan facility and an expected $175.0 million revolving credit facility.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

99.1 Press release issued by Visant Corporation regarding pricing of senior notes, dated September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT CORPORATION

Date: September 17, 2010

/S/ MARIE D. HLAVATY
Marie D. Hlavaty
Senior Vice President, Chief Legal Officer

Exhibit No.	Exhibit

99.1	Press release issued by Visant Corporation regarding pricing of senior notes, dated September 17, 2010.